Elevation Series Trust 485BPOS

Exhibit 99(d)(26)

AMENDMENT TO THE ELEVATION SERIES TRUST

INVESTMENT ADVISORY AGREEMENT

with

CLOUGH CAPITAL PARTNERS, L.P.

THIS AMENDMENT (this “Amendment”) to the Investment Advisory Agreement dated as of January 21, 2025 (the “Agreement”), entered into by and between ELEVATION SERIES TRUST (the “Trust”), a Delaware statutory trust, and CLOUGH CAPITAL PARTNERS, L.P., a Delaware limited partnership with its principal place of business at 53 State Street, Floor 27, Boston, Massachusetts 02109 (the “Adviser”).

WITNESSETH

WHEREAS, the parties have entered into the Agreement, pursuant to which the Adviser renders investment advisory services to certain series of the Trust;

WHEREAS, the Trust and the Adviser desire to amend Schedule A to the Agreement to reflect the addition of funds, so that the Adviser may render investment advisory services to the new series pursuant to the Agreement; and

WHEREAS, the Agreement allows for the amendment of the Agreement subject to certain conditions which have been met.

NOW, THEREFORE, the parties agree as follows:

1.	Schedule A of the Agreement is superseded and replaced with the Amended Schedule A attached hereto.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

3.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed on their behalf by their duly authorized officers as of the date first above written.

ELEVATION SERIES TRUST

on behalf of the series listed on Schedule A

By:	/s/ Nicholas Austin
Name:	Nicholas Austin
Title:	Treasurer

CLOUGH CAPITAL PARTNERS L.P.

By:	/s/ John Kowaleski
Name:	John Kowaleski
Title:	Chief Financial Officer

Signature Page to this Amendment

SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT with
CLOUGH CAPITAL PARTNERS L.P.

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily and paid monthly, at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate	Effective Date
Clough Hedged Equity ETF	1.35%	January 21, 2025
Clough Select Equity ETF	0.85%	January 21, 2025
Clough Global Macro ETF	0.85%	October 16, 2026